Exhibit 99.1

October 19, 2009

Eagle Rock Receives Non-Binding Proposal from Black Stone Minerals Company

HOUSTON – On October 17, 2009, Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) received a non-binding proposal from Black Stone Minerals Company, L.P. (“Black Stone”), which includes, among other terms and conditions, an offer by Black Stone and certain of its co-investors (collectively, “BSMC”) to purchase the Partnership’s Minerals Business (as defined in the Partnership’s filings with the Securities and Exchange Commission) for $157.5 million and to provide a standby equity investment commitment in support of a public equity offering by the Partnership.

The Board of Directors and the Conflicts Committee of the general partner of the general partner of the Partnership are reviewing the proposal.  The Partnership cautions the unitholders of the Partnership, and others considering trading in securities of the Partnership, that the proposal is not binding, that neither the Board nor the Conflicts Committee has made any decision with respect to the response of the Partnership to the proposal, nor determined the impact, if any, the proposal will have on the Partnership’s consideration of the outstanding proposal from Natural Gas Partners, and that there can be no assurance that definitive documents will be executed or that any transaction will be approved or consummated.

A copy of the proposed term sheet from BSMC has been filed by the Partnership with the Securities and Exchange Commission on a Current Report on Form 8-K.

Contact:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission, as well as any other public filings and press releases.